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                                                                      EXHIBIT 12


                               SEMCO ENERGY, INC.
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
                             (THOUSANDS OF DOLLARS)


                            TWELVE MONTHS ENDED
                            SEPTEMBER 30, 2005                                   YEAR ENDED DECEMBER 31,
                          ----------------------    --------------------------------------------------------------------------------
    DESCRIPTION           PRO FORMA     HISTORIC      2004            2004          2003         2002          2001           2000
                            (b)                        PRO          HISTORIC
                                                      FORMA
                                                       (b)
                         ----------    ---------     --------      --------      --------      --------      --------      ---------
Earnings as defined (a)
Income (loss)
   before income
   taxes, dividends
   on trust
   preferred
   securities,
   discontinued
   operations &
   extraordinary
   items                 $  4,484      $  3,865      $  4,756      $  3,689      $   (864)     $ 33,777      $ 21,338      $ 30,375
Fixed charges as
   defined                 44,009        44,628        44,195        45,262        47,208        43,956        44,142        41,778
Add distributed
   earnings of
   equity investees         2,081         2,081           772           772         1,117         1,154           873         1,337
Less reported
   earnings of
   equity investees        (1,693)       (1,693)       (1,755)       (1,755)       (1,604)       (1,506)       (1,356)       (1,363)
Less preference
   securities
   dividend
   requirements of
   consolidated
   subsidiaries                 0             0             0             0        (6,616)      (13,232)      (13,235)       (7,699)
                         --------      --------      --------      --------      --------      --------      --------      --------

Earnings as defined      $ 48,881      $ 48,881      $ 47,968      $ 47,968      $ 39,241      $ 64,149      $ 51,762      $ 64,428


Fixed charges as
   defined (a)
Interest expensed
   and capitalized       $ 39,433      $ 40,046      $ 39,606      $ 40,663      $ 37,316      $ 29,817      $ 30,044      $ 31,454

Amortization of
   debt costs and
   debt basis
   adjustments              3,616         3,622         3,620         3,630         2,369           158            27         1,865
Estimate of
   interest within
   rental expense             960           960           969           969           907           749           836           760
Preference
   securities
   dividend
   requirements of
   consolidated
   subsidiaries                 0             0             0             0         6,616        13,232        13,235         7,699
                         --------      --------      --------      --------      --------      --------      --------      --------
Fixed charges as
   defined               $ 44,009      $ 44,628      $ 44,195      $ 45,262      $ 47,208      $ 43,956      $ 44,142      $ 41,778


Preference
   dividends as
   defined (a)           $  6,204      $ 19,802      $  7,241      $  6,135          $  -         $   -          $  -          $  -
                                           (c)
Combined fixed
   charges and
   preference
   dividends             $ 50,213      $ 64,430      $ 51,436      $ 51,397      $ 47,208      $ 43,956      $ 44,142      $ 41,778
                             (b)                        (b)


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

Ratio of earnings
   to combined
   fixed charges
   and preference
   dividends                  (d)           (e)           (f)           (g)           (h)          1.46          1.17          1.54
                         ========      ========      ========      ========      ========      ========      ========      ========



     Notes:

     (a) "Earnings" is defined as Income (loss) before income taxes, dividends on trust preferred securities, discontinued operations and extraordinary items plus fixed charges as defined plus distributed earnings of equity investees less reported earnings of equity investees less preference securities dividend requirements of consolidated subsidiaries. "Fixed charges" is defined as interest expensed and capitalized plus amortization of debt costs and debt basis adjustments plus an estimate of interest within rental expense plus preference securities dividend requirements of consolidated subsidiaries. "Preference dividends" is defined as preference dividends divided by one minus the effective income tax rate applicable to continuing operations.


     (b) SEMCO Energy, Inc. (the "Company") is required to show pro forma ratios for the most recent fiscal year and latest interim period in instances when it issues debt or preference stock, uses the proceeds from that issuance to repay or retire other debt or securities (a "refinancing"), and the pro forma ratio varies from the historic ratios by 10% or more. The Company's issuance of its 5% Cumulative Convertible Preferred Stock ("Preferred Stock") on March 15, 2005 and March 22, 2005 was a refinancing because the proceeds from the issuance of the Preferred Stock were used to retire all the Company's outstanding 6% Convertible Preference Stock ("CPS") on March 15, 2005 and $10.3 million of the Company's 10.25% Subordinated Debentures ("10.25% Debentures") on April 29, 2005.



          The effect of the refinancing on the historical ratio of earnings to combined fixed charges and preference dividends for the interim period represented by the twelve months ended September 30, 2005 causes the pro forma ratio for the same period to vary from the historical ratio by more than 10%. As such, pro forma disclosure for the most recent fiscal year and latest interim period is presented in the table above.



          The pro forma ratio for the twelve months ended September 30, 2005 was calculated assuming that the Company's Preferred Stock was issued on October 1, 2004, rather than March 15, 2005 and March 22, 2005, and was outstanding for the full twelve months ended September 30, 2005. Furthermore, the pro forma ratio was calculated assuming that the proceeds from that issuance were used to retire all of the Company's outstanding CPS on October 1, 2004, rather than March 15, 2005, and $10.3 million of the Company's 10.25% Debentures on October 1, 2004, rather than April 29, 2005. "Earnings" in the pro forma ratio calculation was the same as "earnings" in the historic ratio calculation. However, "combined fixed charges and preference dividends" in the pro forma ratio calculation for the twelve months ended June 30, 2005 was $14.2 million lower than in the historic ratio calculation as detailed below (in thousands):



                  Historic, twelve months ended
                    September 30, 2005                               $   64,430
                  Add dividends on Preferred Stock                        2,970
                  Eliminate dividends on CPS (see Note (c))             (16,505)
                  Eliminate fixed charges on 10.25% Debentures             (619)
                                                                       ---------
                  Pro Forma, twelve months ended
                    September 30, 2005                               $   50,213



          The pro forma ratio for the fiscal year ended December 31, 2004 was calculated assuming that the Company's Preferred Stock was issued on January 1, 2004, rather than March 15, 2005 and March 22, 2005, and was outstanding for the full twelve months ended December 31, 2004. Furthermore, the pro forma ratio was calculated assuming that the proceeds from that issuance were used to retire all of the Company's outstanding CPS on March 18, 2004 (the date the CPS was originally issued), rather than March 15, 2005, and $10.3 million of the Company's 10.25% Debentures on January 1, 2004, rather than April 29, 2005. "Earnings" in the pro forma ratio calculation was the same as "earnings" in the historic ratio calculation. However, "combined fixed charges and preference dividends" in the pro forma ratio calculation for the fiscal year ended December 31, 2004 was $39 thousand higher than in the historic ratio calculation as detailed below (in thousands):

                  Historic, fiscal year ended
                    December 31, 2004                                $   51,397
                  Add dividends on Preferred Stock                        7,241
                  Eliminate dividends on CPS                             (6,135)
                  Eliminate fixed charges on 10.25% Debentures           (1,067)
                                                                     ----------
                  Pro Forma,  fiscal year ended
                    December 31, 2004                                $   51,436


          The variance between dividends on CPS for the twelve months ended September 30, 2005 and for the fiscal year ended December 31, 2004 is due primarily to a repurchase premium of approximately $13.2 million (tax adjusted) that was paid in March 2005 and, therefore, affected the pro forma "combined fixed charges and preference dividends" only for the twelve months ended September 30, 2005. The remainder of the variance between dividends on CPS, and the entirety of the variance between dividends on Preferred Stock and fixed charges on 10.25% Debentures, for the twelve months ended September 30, 2005 and for the fiscal year ended December 31, 2004 is due to the differing lengths of time during the respective periods that these securities were outstanding and, for the dividends on the CPS and Preferred Stock, the differing effective income tax rates applicable during the respective periods, as described above in note (a).



     (c) The preference dividends included in the historic ratio calculation for the twelve months ended September 30, 2005 include a repurchase premium of $13.2 million (tax adjusted) related to the repurchase of the Company's 6% Series B Convertible Preference Stock in March of 2005.



     (d) For the twelve months ended September 30, 2005, the pro forma ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $1.3 million.



     (e) For the twelve months ended September 30, 2005, the historic ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $15.5 million. Approximately $13.2 million of the required earnings was needed to cover the repurchase premium discussed in note (c).


     (f) For 2004, the pro forma ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $3.5 million.

     (g) For 2004, the historic ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $3.4 million.

     (h) For 2003, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $8.0 million.